U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RM HEALTH INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	2000	Applied For
(State or other jurisdiction of incorporation or organization)	(Standard Industrial Classification)	(IRS Employer Identification Number)

36 Palazzo Terrace Henderson, NV 89074	Val-U-Corp. Services, Inc. 1802 N. Carson, Ste, 212, Carson City, NV 89701
(Name and address of principal executive offices)	(Name, address and telephone of agent for service)

Registrant's telephone number, including area code: (702) 612-3014
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	3,559,300 shares	$0.20	$711,860.00	$76.17

(1)	This price was arbitrarily determined by RM Health International, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Corporate Law Center - Ronald Serota, Attorney
2620 Regatta Dr., Ste. 102, Las Vegas, NV 89128
(702) 869-0099 Fax: (702) 446-6071

SUBJECT TO COMPLETION, Dated January 15, 2007

PROSPECTUS
RM HEALTH INTERNATIONAL, INC.
3,559,300
COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 3,559,300 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.20 per share. This offering will expire on July 15, 2007 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.20	None	$0.20
Total	$711,860.00	None	$711,860.00

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.20 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section of this Prospectus entitled "Risk Factors."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: January 15, 2007

Page
Summary	6
Risk Factors	8
Risks Related To Our Financial Condition and Business Model	8
If we do not obtain additional financing, our business may fail.	8
Because we may need additional financing to fund the development of our business, our accountants believe there is substantial doubt about our ability to continue as a going concern.	8
Because we have only recently commenced business operations, we face a high risk of business failure.	9
If we experience unfavorable publicity or consumer perception of our products or of any similar products distributed by other companies, our operating results could fluctuate and our reputation could be adversely affected, resulting in decreased sales.	9
If we fail to appropriately respond to changing consumer preferences and demand for new products and services, our customer relationships and sales could be significantly harmed.	9
Because we will rely on outside manufacturers and suppliers to provide all of products we sell, disruptions in our manufacturers’ and suppliers’ systems could adversely affect our sales and customer relationships.	9
If there is a shortage in the supply of key raw materials, our business could be adversely affected.	9
Because we rely on information technology systems, we are subject to technological risks.	11
Because we depend on search engines and portals to attract customers to our websites, losing these sources would adversely affect our revenues and financial results.	11
If our customers or manufacturers are unwilling to use the Internet to conduct business and exchange information, our business will fail.	11
If there is a breach of security on our websites, we could be liable.	11
If we do not respond to technological change, our websites could become obsolete and our financial results and conditions could be adversely affected.	12
If we experience system failures, including failures due to natural disasters or other catastrophic events, access to our websites could be prevented and our business and operations could be harmed.	13
If the volume of traffic on our websites or the number of purchases made by customers substantially increases, capacity constraints on our technology infrastructure could harm our business, prospects, results of operations and financial condition.	13
If we fail to compete effectively, our sales and growth prospects could be adversely affected.	14
Because our president, Randy Weston has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	14

Because our president, Mr. Randy Weston, owns 47.34% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Weston are inconsistent with the best interests of other stockholders.	14
Because our president, Mr. Randy Weston, owns 47.34% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	15
Risks Related To Legal Uncertainty	15
If we incur material product liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.	15
Because we do not have product liability insurance, product liability claims could hurt our business.	15
Because the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our operating income.	16
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	16
Risks Related To This Offering	17
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	17
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	17
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	17
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	18
Forward-Looking Statements	18
Use of Proceeds	18
Determination of Offering Price	18
Dilution	19
Selling Shareholders	19
Plan of Distribution	22
Legal Proceedings	23
Directors, Executive Officers, Promoters and Control Persons	23
Security Ownership of Certain Beneficial Owners and Management	25
Description of Securities	25
Interest of Named Experts and Counsel	27
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	27
Organization Within the Last Five Years	28
Description of Business	28

Summary

RM Health International, Inc.

RM Health International, Inc., dba “R&M Online Health,” is located in Las Vegas Nevada and was established in 2006 to capitalize on the exploding market for natural health products and supplements. R&M Online Health will provide a variety of unique health food products and supplements and related lifestyle content in a convenient online format. R&M Online creates reseller or private label brands of proven natural health and supplement products and will offer the consumer a wide variety of products in each area of interest specific to them together with appropriate website content.

Consumers are increasingly choosing products that have environmental, sustainability and values tie-ins. An emerging segment of the U.S. population, known as Lifestyles Of Health And Sustainability consumers, aligns itself with these belief systems and corporate social responsibility. The R&M Online business model is based on creating a web based storefront and education center targeted at the LOHAS (Lifestyles of Health and Sustainability) demographic. Custom content is offered to attract traffic to the site. Purchase options presented are based on the education content for specific conditions or categories. R&M Online is the conduit that brings together the independent groups of customers, providers, advertisers and affiliates. R&M Online Health creates reseller and private label agreements with specific providers and suppliers who meet our criteria. R&M receives a profit on each order from the R&M site or its affiliates. Orders are processed through the R&M site and transaction engine then sent to the supplier who provisions (drop ships) the order directly to the customer. R&M Online will create a membership program that will encourage customer loyalty with expanded benefits and programs. Since the R&M consumer is concerned with lifestyle issues there are multiple opportunities for R&M to create relationships and generate revenue from advertisers and affiliates such as Gaiam.com. R&M is not limited in the number of relationships that can be created. Advertising value will be driven as traffic to the site increases and the size of the membership database increases.

Since we are in the development stage of our business plan, we have not yet earned any revenues from our planned operations. As of November 30, 2006, we had $23,995 cash on hand and current liabilities in the amount of $6,650. Accordingly, our working capital position as of November 30, 2006 was $17,345. Since our inception through November 30, 2006, we have incurred a net loss of $10,340. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business.

Our fiscal year ended is November 30.

We were incorporated on March 28, 2006, under the laws of the state of Nevada. Our principal offices are located at 36 Palazzo Terrace Henderson, NV 89074. Our resident agent is Val-U-Corp. Services, Inc. at 1802 N. Carson St., Suite 212, Carson City, NV 89701. Our phone number is (702) 612-3014.

The Offering

Securities Being Offered	Up to 3,559,300 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.20 per share. We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
6,759,300 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	From inception March 28, 2006, to November 30, 2006 (Audited).
Cash	$ 23,995
Total Assets	$ 23,995
Liabilities	$ 6,650
Total Stockholder’s Equity	$ 17,345

Statement of Loss and Deficit	From inception March 28, 2006, to November 30, 2006 (Audited).
Revenue	$ 0
Loss for the Period	$ 10,340

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business may fail

As of November 30, 2006, we had cash in the amount of $23,995. Our cash on hand will allow us to cover our anticipated expenses for the fiscal year beginning November 30, 2006, but will not be sufficient to fund operations beyond the current fiscal year and will not be sufficient to pay any significant unanticipated expenses. We currently do not have any operations and we have no income. We will require additional financing to sustain our business operations if we are not successful in earning substantial revenues within the fiscal year beginning November 30, 2006. We currently do not have any arrangements for financing and we may not be able to obtain financing when required.

Because we may need additional financing to fund the development of our business, our accountants believe there is substantial doubt about our ability to continue as a going concern

As of November 30, 2006 we had a working capital of $17,345 and an accumulated deficit of $10,340 since inception. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.

The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that the company will be able to continue as a going concern. Our auditors have therefore issued a going concern opinion and have raised substantial doubt as to our ability to continue as a going concern.

When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.  The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of identifying our product line and preparing to offer our products for sale online. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on March 28, 2006, and to date have been involved primarily in organizational and preliminary activities. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

If we experience unfavorable publicity or consumer perception of our products or of any similar products distributed by other companies, our operating results could fluctuate and our reputation could be adversely affected, resulting in decreased sales.

We are highly dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, or questions the benefits of our or similar products or that claims that any such products are ineffective. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Such research or publicity could have a material adverse effect on our ability to generate sales. As a result of the above factors, our operations may fluctuate significantly from quarter-to-quarter and year to year.

If we fail to appropriately respond to changing consumer preferences and demand for new products and services, our customer relationships and sales could be significantly harmed.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our new product offerings depends upon a number of factors, including our ability to:

•	anticipate customer needs;

•	innovate and develop new products;

•	successfully commercialize new products in a timely manner;

•	price our products competitively;

•	deliver our products in sufficient volumes and in a timely manner; and

•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our sales and operating results.

Because we will rely on outside manufacturers and suppliers to provide all of products we sell, disruptions in our manufacturers’ and suppliers’ systems could adversely affect our sales and customer relationships.

Outside manufacturers and other suppliers will provide and produce 100% of our products. Any significant disruption in those other parties’ operations for any reason, such as regulatory requirements and loss of certifications, power interruptions, fires, hurricanes, war or threats of terrorism could adversely affect our sales and customer relationships.

If there is a shortage in the supply of key raw materials, our business could be adversely affected.

Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in significant increases in the prices our third-party manufacturers and suppliers charge us for our products. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. Events such as the threat of terrorist attacks or war, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products.

Because we rely on information technology systems, we are subject to technological risks.

Our success in marketing our products over the Internet is dependent on the accuracy, reliability, and proper use of dependable information processing systems and management information technology. We will rely on information technology systems to market our products, to facilitate order entry and customer billing, to maintain records, accurately track purchases and supplier and affiliate compensation payments, manage accounting operations, generate reports, and provide customer service and technical support. Any interruption in these systems could have a material adverse effect on our business, financial condition, and results of operations.

Because we depend on search engines and portals to attract customers to our websites, losing these sources would adversely affect our revenues and financial results.

Many consumers access our websites by clicking through search results displayed by Internet search engines and portals. Internet search engines typically provide two types of search results, algorithmic listings and purchased listings. Algorithmic listings cannot be purchased and instead are determined and displayed solely by a set of formulas utilized by the search engine. Purchased listings can be bought by advertisers in order to attract users to their websites. We will rely on both algorithmic and purchased listings to attract and direct consumers to our websites. Search engines, price engines and portals revise their algorithms from time to time in an attempt to optimize their search results. If one or more of the search engines, price engines or portals on which we rely for algorithmic listings were to modify its algorithms or its general methodology for how it displays our listings, resulting in fewer consumers clicking through to our websites, our financial results would be adversely affected. If any free search or price engine which we rely upon begins charging fees for listing or placement, or if one or more of the search engines, price engines or portals on which we rely for purchased listings, modifies or terminates its relationship with us, our expenses could rise, we could lose customers and traffic to our websites could decrease.

If our customers or manufacturers are unwilling to use the Internet to conduct business and exchange information, our business will fail.

The success of our business depends on the continued growth of the Internet as a retail marketplace and the related expansion of the Internet infrastructure. Our future success depends upon the continued and widespread acceptance and adoption of the Internet as a vehicle to purchase products. The commercial acceptance and use of the Internet may not continue to develop at historical rates, or may not develop as quickly as we expect. The growth of the Internet, and in turn the growth of our business, may be inhibited by concerns over privacy and security, including concerns regarding “viruses” and “worms,” reliability issues arising from outages or damage to Internet infrastructure, delays in development or adoption of new standards and protocols to handle the demands of increased Internet activity, decreased accessibility or increased government regulation, and taxation of Internet activity. In addition, our business growth may be adversely affected if the Internet infrastructure does not keep pace with the growing Internet activity and is unable to support the demands placed upon it, or if there is any delay in the development of enabling technologies and performance improvements.

If there is a breach of security on our websites, we could be liable.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Although we will employ systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. We will rely on licensed encryption and authentication technology to provide the security and authentication necessary for secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. In the event someone circumvents our security measures, it could seriously harm our business and reputation and we could lose customers. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information.

If we do not respond to technological change, our websites could become obsolete and our financial results and conditions could be adversely affected

The development of our websites entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our websites. The Internet and the e-commerce industry are characterized by:

•	rapid technological change;
•	changes in customer requirements and preferences;
•	frequent new product and service introductions embodying new technologies; and
•	the emergence of new industry standards and practices.

 The evolving nature of the Internet could render our existing websites and systems obsolete. Our success will depend, in part, on our ability to:

•	license or acquire leading technologies useful in our business;
•	enhance our existing websites;
•	upgrade old hardware infrastructure with new hardware and migrate to new software platforms for increased reliability and support;
•	develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective customers; and
•	adapt to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not use new technologies effectively or adapt our websites and transaction processing systems to customer requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt to changing market conditions or user requirements in a timely manner, our websites may become obsolete and we will lose customers.

If we experience system failures, including failures due to natural disasters or other catastrophic events, access to our websites could be prevented and our business and operations could be harmed.

Our sales would decline and we could lose existing or potential customers if they are not able to access our websites or if our websites, transaction processing systems or network infrastructure do not perform to our customers’ satisfaction. Any Internet network interruptions or problems with our websites could:

•	prevent customers from accessing our websites;
•	reduce our ability to fulfill orders or bill customers;
•	reduce the number of products that we sell;
•	cause customer dissatisfaction; or
•	damage our reputation.

Our systems and operations are also vulnerable to damage or interruption from a number of sources, including a natural disaster or other catastrophic event such as an earthquake, fire, flood, terrorist attack, power loss, telecommunications failure, physical and electronic break-ins and other similar events. Our technology infrastructure is also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial disruption of this sort could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders or operate our websites in a timely manner, or at all. We do not presently have redundant systems in multiple locations or a formal disaster recovery plan in effect, and we do not have business interruption insurance for losses that may occur from natural disasters or catastrophic events.

Our distributors’ systems and operations are also vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes and similar events. We do not have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that could occur as a result of a distributor’s inability to perform for any reason.

If the volume of traffic on our websites or the number of purchases made by customers substantially increases, capacity constraints on our technology infrastructure could harm our business, prospects, results of operations and financial condition.

In the event of substantial increases in the volume of traffic on our websites, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. Capacity constraints can cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure in time to accommodate future traffic levels on our websites. Any such upgrades to our systems and infrastructure will require substantial expenditures. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems. Any inability to efficiently upgrade our systems and infrastructure in a timely manner to account for such growth and integrations may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

If we fail to compete effectively, our sales and growth prospects could be adversely affected.

The U.S. nutritional supplements retail industry is a large, highly competitive and highly fragmented industry. In 2004, no single industry participant accounted for more than 10% of total industry sales. We compete primarily against other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. As certain products become more mainstream, we may experience increased competition for those products. Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in introducing new products. We may not be able to compete effectively, and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.

Because our president, Randy Weston has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Mr. Weston, our president and chief financial officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Weston nor do we maintain a key man life insurance policy for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Weston, it is possible that Mr. Weston may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our president, Mr. Randy Weston, owns 47.34% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Weston are inconsistent with the best interests of other stockholders.

Mr. Weston is our president, chief financial officer and sole director. He owns 47.34% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. Weston may still differ from the interests of the other stockholders.

Because our president, Mr. Randy Weston, owns 47.34% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.

Our president, Mr. Randy Weston owns 3,200,000 shares of our common stock which equates to 47.34% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Mr. Weston will be eligible to sell his shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

Risks Related To Legal Uncertainty

If we incur material product liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.

As a retailer and direct marketer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury or include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. Our products are vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our financial performance.

Because we do not have product liability insurance, product liability claims could hurt our business.

Currently, we do not have product liability insurance, although the insurance carried by our suppliers may cover certain product liability claims against us. Nevertheless, we do not conduct or sponsor clinical studies of our products. As a marketer of nutraceuticals, and other products that are ingested by consumers, we may become subjected to various product liability claims, including that:

•	our products contain contaminants;

•	our products include inadequate instructions as to their uses; or

•	our products include inadequate warnings concerning side effects and interactions with other substances.

Especially since we do not have direct product liability insurance, it is possible that product liability claims and the resulting adverse publicity could negatively affect our business.  If our suppliers’ product liability insurance fails to cover product liability claims or other product liability claims, or any product liability claims exceeds the amount of coverage provided.

Because the processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our operating income.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, FTC, the DOA and the EPA. These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to us. The FDA may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support on our products, or that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim,” or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. Any such regulatory determination would prevent us from marketing particular products or using certain statements on our products which could adversely affect our sales of those products. The FDA also could require us to remove a particular product from the market.

In addition, from time to time, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations. Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,559,300 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent 52.66% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.20 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.  We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,559,300 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in offerings that were exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933. The selling shareholders purchased their shares in two offerings completed on the following dates: July 17, 2006 and August 28, 2006.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of November 30, 2006 including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 6,759,300 shares of common stock outstanding on November 30, 2006.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Asunta Moisan 52 La Laguna Henderson, NV 89096	300,000	300,000	zero	zero
Lisa Marie Peterson 622 Lively Fiesta Henderson, NV 89015	300,000	300,000	zero	zero
Stephanie Rosemark 10809 Sterling Forest Ave. Las Vegas, NV 89135	300,000	300,000	zero	zero
Jonathan Ryan Lane 8400 S. Maryland Pkwy, Apt. 2042 Las Vegas, NV 89123	275,000	275,000	zero	zero
Deborah Jones 7463 Bermuda Island Street Las Vegas, NV 89123	275,000	275,000	zero	zero
Brett Anderson 9986 Shallot Court Las Vegas, NV 89123	250,000	250,000	zero	zero
Eva White 7544 Garden Galley St. Las Vegas, NV 89139	250,000	250,000	zero	zero
Susan Bedard 23 Charmartin St. Henderson, NV 89074	225,000	225,000	zero	zero
Aaron Webster 1842 Stablegate Ave. Henderson, NV 89012	225,000	225,000	zero	zero
Jim Cira 85 Trevor Drive Henderson, NV 89014	225,000	225,000	zero	zero
Michelle Esparza 8396 Pearl Beach Ct. Las Vegas, NV 89139	225,000	225,000	zero	zero
Arlene Silva 3342 Villa Fiora Las Vegas, NV 89141	225,000	225,000	zero	zero

Sherry Sirianni 4398 Flowerdale Ct. Las Vegas, NV 89103	150,000	150,000	zero	zero
Karlin Laramy 2 Rue De Louvre Henderson, NV 89074	150,000	150,000	zero	zero
Mona Steck 2111 Inverness Dr. Henderson, NV 89074	150,000	150,000	zero	zero
Nathan Wells 7036 Encore Way Las Vegas, NV 89119	2,200	2,200	zero	zero
Michelle Greenlee 15 Palazzo Terrace Henderson, NV 89074	2,500	2,500	zero	zero
Tabitha Marks 2386 Millcroft Dr. Henderson, NV 89074	1,900	1,900	zero	zero
William Langholtz 15 Palazzo Terrace Henderson, NV 89074	2,200	2,200	zero	zero
Morris Bedard 23 Charmartin St. Henderson, NV 89074	2,500	2,500	zero	zero
Francis DePasse 34 Palazzo Terrace Henderson, NV 89074	2,900	2,900	zero	zero
Mary DePasse 34 Palazzo Terrace Henderson, NV 89074	3,000	3,000	zero	zero
Kim Marks 2386 Millcroft Dr. Henderson, NV 89074	2,300	2,300	zero	zero
Karleen Schluter 1800 N. Green Valley Pkwy., # 523 Henderson, NV 89074	3,000	3,000	zero	zero
Joseph Rocha 23 Charmartin Dr. Henderson, NV 89074	2,000	2,000	zero	zero
Amber Pacheco 1403 Minuet Henderson, NV 89052	2,500	2,500	zero	zero
Cathy Patterson 10635 Lessona St. Las Vegas, NV 89128	2,300	2,300	zero	zero

Kevin Kampschror 2106 W. Oakey Blvd. Las Vegas, NV 89102	2,200	2,200	zero	zero
Enid Lisa DePass 332 Gondola Way Henderson, NV 89074	2,800	2,800	zero	zero

Except as described below, none of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors:

1.
Stephanie Rosemark, the President’s ex-wife who is of the age of majority, does not live at the same address as Randy Weston, holds 300,000 shares of common stock in RM Health International, Inc., and has had no business relationships with RM Health International, Inc.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.20 per share until such time as the shares of our common stock become traded on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock, or;
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Val-U-Corp. Services, Inc. at 1802 N. Carson St., Suite 212, Carson City, NV 89701.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of November 30, 2006 are as follows:

Directors:

Name	Age
Randy Weston	42

Executive Officers:

Name	Age	Office(s)
Randy Weston	42	President, CEO, Treasurer, Secretary, Director

Set forth below is a brief description of the background and business experience of executive officers and directors.

Randy Weston is our President, Secretary, Treasurer and a director. As President, Mr. Weston is responsible for the day-to-day management of the Company.

Prior to joining RM Health International, Mr. Weston accumulated more than 15 years of general business experience primarily in the field of sales and brokerage of automobiles, boats, and motorcycles, a line of business Mr. Weston pursued in addition to his career as a professional pilot. Mr. Weston is presently employed as a pilot for Terrible Herbst, Inc. which began in November 2004. Previously, he was employed by Air Atlanta, Iceland, as a Captain on a B767 from March 2003 - March 2004; by National Airlines, Las Vegas, Nevada, as a Captain on a B757 from November 1999 - November 2002; by Air Wisconsin Airlines, Appleton, Wisconsin, as a Captain on a CRJ from March 1997 - November 1999; by Air Vegas Airlines, Las Vegas, Nevada, as a Captain on CRJ from March 1996 - March 1997; and by Air BC Richmond, British Columbia, as a Pilot on a DHC8 from May 1990 - April 1995.

Mr. Weston has not previously served as a director in any public company.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Randy Weston is our only employee.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.	Verbal agreements with our current suppliers, Ayush Herbs, Inc. and Cyto-Matrix, Inc., to supply us with our required quantities of their products.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Written agreements with auditors to perform audit functions at their respective normal and customary rates.

4.	A verbal agreement with Mr. Weston to provide us with office space, telephone answering and secretarial services in his home office for a fee of $350 per month.

5.
A verbal agreement with our health expert, Dr. Raj Jheeta, professor and Doctor of Naturopathy, to provide us with health product and healing knowledge and to serve as our spokesman for one year in exchange for a retainer payment of $2,000 and a fee of $300 per month.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of November 30, 2006, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common Stock	Randy Weston 36 Palazzo Terrace Henderson, NV 89074	3,200,000	47.34%
Common Stock	All Officers and Directors as a Group (one person)	3,200,000	47.34%

Common Stock	5% Shareholders	None	None
(1)	The percent of class is based on 6,759,300 shares of common stock issued and outstanding as of November 30, 2006.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share. Our articles of incorporation do not authorize any preferred stock. As of November 30, 2006, there were 6,759,300 shares of our common stock issued and outstanding. Our shares are held by thirty (30) stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ronald Serota, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Moore & Associates, Chtd. has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Moore & Associates, Chtd. has presented their report with respect to our audited financial statements. The report of Moore & Associates, Chtd. is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated on March 28, 2006, under the laws of the state of Nevada.

Mr. Randy Weston is our President, CEO, Secretary, Treasurer, and sole director.

Description of Business

In General

We were incorporated on March 28, 2006 as RM Health International, Inc., a Nevada corporation, and we do business under the name “R&M Online Health.” R&M Online Health plans to provide a comprehensive education resource and online purchase facility. The education component is an important part of the marketing plan as the need for consumer education in the marketplace is evident. Finding the optimal balance of price, benefits and levels of understanding drive consumer choice among natural and organic products and provides an edge over conventional methods of retail sales.

Target Market and Distribution Methods

Consumers are increasingly choosing products that have environmental, sustainability and values tie-ins. An emerging segment of the U.S. population, known as Lifestyles Of Health And Sustainability consumers, aligns itself with these belief systems and corporate social responsibility. LOHAS consumers are influencers and early adopters; they try to teach their family and friends about the benefits of purchasing environmentally friendly products, and they are usually one of the first in their family or circle of friends to try a new product. Because of LOHAS consumers' influential and trend-predicting behavior, they are an attractive segment of the market. There are 68 million LOHAS consumers—32 percent of American adults—spend $227 billion annually on products that appeal to their values. 90 percent of LOHAS consumers, versus 62 percent of the general population, say that they will usually buy from a company with values like their own.

Green consumers are only part of the LOHAS picture. The LOHAS market is a loose amalgamation of everything from eco-tourism and recycled paper to acupuncture and yoga mats. Perhaps because of its inclusiveness, businesses have adopted LOHAS as the leading classification for values-based consumers. The internet provides the best vehicle to reach this consumer group effectively since they seek to understand values and product specifics before making a purchase decision. The R & M Online Health business model is based on a specific marketing program to this influential demographic combining the specific education resources they routinely seek with the opportunity to make immediate purchases through an online mechanism.

The R&M Online business model is based on creating a web based storefront and education center targeted at the LOHAS demographic. Custom content is offered to attract traffic to the site. Purchase options presented are based on the education content for specific conditions or categories. R&M Online is the conduit that brings together the independent groups of customers, providers, advertisers and affiliates. R&M Online Health creates reseller and private label agreements with specific providers and suppliers who meet our criteria. R&M receives a profit on each order from the R&M site or its affiliates. Orders are processed through the R&M site and transaction engine then sent to the supplier who provisions (drop ships) the order directly to the customer. R&M Online will create a membership program that will encourage customer loyalty with expanded benefits and programs. Since the R&M consumer is concerned with lifestyle issues there are multiple opportunities for R&M to create relationships and generate revenue from advertisers and affiliates such as Gaiam.com. R&M is not limited in the number of relationships that can be created. Advertising value will be driven as traffic to the site increases and the size of the membership database increases.

Principal Products and Services

These are the top 20 sales categories of products and supplements. R&M Online will focus its efforts on locating and offering for sale superior products within the following specific categories:

1. Cleanse.
2. Digestive and Gastronomical Aids.
3. Diabetes management.
4. Immune System support.
5. Bone and Joint (Osteoporosis and Arthritis).
6. Circulatory System.
7. Natural products for appearance.
8. Concentration.
9. Sports and Fitness.
10. Weight Management and control.
11. Respiratory System.
12. Glandular System.
13. Stress Management aids.
14. Prostate Support.
15. Women’s Health and Support.
16. Increased Energy and Fatigue.
17. Bowl elimination and support.
18. Improving Sexual performance Male and Female.
19. Improving Cardiovascular Health.
20. Controlling Blood pressure and blood sugar support.

Supplemental products - books and CD’s on health and lifestyle.

Since the consumer searches for products by benefit, the navigation for the site will be built around these benefits. Since some products have multiple benefits the consumer will be offered program choices. At each product selection they will be given a one off non-member price, member price, and automatic recurring price. Each particular benefit category will also come with the appropriate information on the product, trends, and other lifestyle suggestions for improvement. Complimentary products will also be suggested according to the benefit profile.

The R&M Online site is designed to be simple to navigate identifying the two types of visitors to the site, new visitors, and existing members. New visitors will be initially directed to membership area where they can sign up for the free membership or premium (pay). Existing members are taken straight to their account information, preferences and order profile.

Customers are never more than a single click away from being able to order products, refer their friends and associates or join the membership program. The operating goal of the site is to have each and every visitor participate in one form or another either by ordering product or becoming part of the database asset.

Initial Product Line

R&M Online is not restricted to any one particular product line which leaves the company free to offer the best product in each category of consumer interest. R&M Online does extensive research on each and every product for efficacy and benefits. Only category leaders are offered in the R&M Online portfolio. The following companies will serve as the suppliers of our initial product line:

Ayush Herbs, Inc. - The company provides the highest quality of herbal products, vitamins, minerals and enzymes available. All the products are naturally grown in the Himalayan habitat without the use of pesticides and other chemicals.

Cyto-Matrix, Inc. - Cyto-Matrix strives to improve the health and wellbeing of its customers by using the highest quality of raw materials and manufacturing products in a state-of-the-art manufacturing facility.

Our initial product line will include the following natural remedies:

(1) High blood pressure remedy

Product Name:  Carditone
Retail Price  $28.00

Description: Carditone contains the herb Rauwolfia serpentina, which has become an important therapeutic aid to promote healthy blood pressure. It has strong hypotensive and sedative activity. Arjuna and rose powder have been used for centuries in Ayurveda to support heart function, while Tribulus terrestris is considered renal supportive. Indian coral powder is a good source of calcium and magnesium.

Attributes:  Vegetarian

Ingredients: Standardized extract of Rauwolfia serpentina, Arjuna, Convovulus plericaulis, Tribulus terrestris, and Magnesium aspartate in a base of rose powder, Boerhaavia diffusa and Indian coral powder. Amount per tablet: Convolvuvus P 100mg, Arjuna 100mg, Tribulus T 100mg, Rauwolfia 50mg

Dosage: One tablet 2 times daily or as directed by physician

(2) High cholesterol remedy

Product Name:  Lipo matrix

Retail Price:  $35.99

Description: This new Lipo-Matrix formulation is a unique blend of botanicals and vitamins with high grade-level evidence specifically focused on cardiovascular disease. The ingredients and dosages have been carefully chosen to reflect the current evidence in cardiovascular disease management.

Ingredients:  For decreasing hyperlipidemia: Policosanol; Guggul Resin Extract; Raw Garlic Extract; Inositol hexaniacinate. For decreasing hyperhomocysteinemia: Folic Acid; Vitamin B6; Vitamin B12. For increasing HDL: Policosanol; Inositol hexaniacinate. For cardiovascular secondary prevention: Inositol hexaniacinate; Policosanol; Raw Garlic Extract

Dosage: As recommended by your health care provider

(3) Women's health - menopause

Product Name:           Eleg fem
Retail Price:  $27.50

Description: ElegFem™ is especially helpful for pre-menopausal and menopausal conditions. The synergistic action of Ashoka, Dioscorea, Asparagus, Arjuna, Cissus quadrangularis and Indian coral powder has been shown to alleviate symptoms associated with menopause. Coral powder is a rich source of calcium and magnesium. Cissus quadrangularis traditionally has been used to speed the healing process of bone fractures.

Attributes:  Vegetarian

Ingredients:  Ashoka, Dioscorea, Asparagus, Arjuna, Cissus quadrugularis,
Bamboo manna and Indian coral powder.

Dosage: One Capsule 3 times a day or as directed by your physician

(4) Women's health - PMS

Product Name:           Fem matrix
Retail Price:  $46.99

Description: The herbs used in Fem-Matrix have a long history of use for the prevention and treatment of menopausal and perimenopausal symptoms, mainly hot flushes. While Black Cohosh, Dong Quai, Chasteberry, Wild Yam, and Red Clover extracts have estrogen-like effects, Hesperidin and Quercetin reduces the loss of endogenous estrogen, which is associated with the symptoms.

Ingredients: Black Cohosh, Dong Quai, Chasteberry, Wild Yam, Red Clover, Hesperidin and Quercetin

Dosage: As recommended by your physician

(5) Sexual Vitality Female

Product Name:           Purush
Retail Price:  $27.50

Description: Purush is a combination of Ayurvedic herbal aphrodisiacs based on the ancient use of these herbs to support male sexual health. Ashwagandha helps the body to slow down cellular aging and to combat fatigue; the anti-oxidant Amla provides energy and vigor; Tribulus has been shown to increase testosterone levels and Shilajeet is a mineral compound that boosts physical stamina and strengthens bone tissue. Purush™ also contains Yohimbe, which has been traditionally used to promote normal sexual function.

Attributes:  Vegetarian

Ingredients:  Standardized extracts of Ashwagandha 175mg, Macuna pruriens 20mg, Tribulus terrestis 50mg, Shilajit 25mg, Saw Palmeto 25mg, Saffron, Amla, Shilajeet, Pippli, Licorice, Bacopa monnieri, Bala talmakhana, Akarkara, Muira puma, Colchicum and Yohimbe

Dosage: As recommended by your physician

(6) Male vitality - Remedy

Product Name:           Purush
Retail Price:  $27.50

Description: Purush is a combination of Ayurvedic herbal aphrodisiacs based on the ancient use of these herbs to support male sexual health. Ashwagandha helps the body to slow down cellular aging and to combat fatigue; the anti-oxidant Amla provides energy and vigor; Tribulus has been shown to increase testosterone levels and Shilajeet is a mineral compound that boosts physical stamina and strengthens bone tissue. Purush™ also contains Yohimbe, which has been traditionally used to promote normal sexual function.

Attributes:  Vegetarian

Ingredients:  Standardized extracts of Ashwagandha 175mg, Macuna pruriens 20mg,
Tribulus terrestis 50mg, Shilajit 25mg, Saw Palmeto 25mg, Saffron, Amla,
Shilajeet, Pippli, Licorice, Bacopa monnieri, Bala talmakhana, Akarkara,
Muira puma, Colchicum and Yohimbe

Dosage:  Two Capsules at bedtime or 1 Capsule twice a day - Do not exceed 6 capsules a day. Discontinue 1 week after every 10 to 12 weeks, or use as directed by your physician.

Both in initial and repeat traffic to the R&M Online site will be driven by the site’s educational content tailored to various specific conditions and health needs. The following is a sample of the type of educational content that we will provide in connection with the natural remedies offered for sale. These samples include educational content related to high blood pressure and high cholesterol:

HIGH BLOOD PRESSURE

What is hypertension / high blood pressure?

Hypertension, or High Blood Pressure, can be defined as the force that the blood exerts on the veins and arteries while it circulates around the body.

Blood pressure is controlled by a variety of organs and body systems, including the heart, the blood vessels, the kidneys, the brain and the adrenal glands, as well as the complex interaction between the body systems.

Blood pressure is measured by using two different numbers - systolic pressure (the top number) over diastolic pressure (the bottom number). Systolic pressure measures blood pressure as the heart contracts and pushes blood through the arteries. Diastolic pressure is taken when the heart relaxes.

Normal blood pressure is around 120/80 or lower. It is important to note that blood pressure varies from person to person and can fluctuate from moment to moment. One or two high readings does not necessarily mean that you have hypertension or high blood pressure.

If your blood pressure has measured 140/90 or higher on at least two separate occasions, your doctor should recommend a 24 hour BP (blood pressure) monitor, which will show whether your BP remains chronically high. This will help to measure whether you have hypertension or high blood pressure.

How do I know whether I have hypertension or high blood pressure?

Hypertension is sometimes known as the Silent Killer, because it often has no symptoms at all.
Sometimes people with high blood pressure experience headaches, dizziness or a ringing sound in their ears, but these symptoms may also be due to other causes.

The best way to find out whether you have high blood pressure is to visit your doctor, homeopath, naturopath or other health care provider.

What causes hypertension or high blood pressure?

Although the causes are not always known, high blood pressure often runs in families which indicates a strong genetic component.

Risk factors for high blood pressure include smoking, alcohol abuse, obesity, a high salt intake, lack of exercise and stress - and a family history of hypertension and stroke.

Arteriosclerosis, or a thickening, hardening and narrowing of the walls of the arteries is also often associated with high blood pressure.

How is hypertension or high blood pressure usually treated?
It is very important to take steps to control high blood pressure. If it is left untreated, it can result in heart disease or even stroke.

The good news is that high blood pressure can be well controlled by combining a healthy lifestyle with the correct medical treatment.

This can include synthetic prescription medication, natural remedies or a combination of both. If you are already taking prescription blood pressure medication, it is important to consult your doctor before making any changes.

There are a variety of prescription drugs available for high blood pressure including vasodilators, alpha-blockers, beta-blockers, diuretics, etc. Each has a unique way of working and different drugs may work for better different people.

You may need to try a variety before you find the right drug or combination of drugs suitable for you.

Like many synthetic drugs, anti-hypertensive medication has a risk of causing side effects depending on the person as well as the type of drug being taken.

These can include, dizziness, nausea, stomach problems, fatigue, impotence, insomnia, loss of appetite and others. Always speak to your doctor if you are experiencing any of these symptoms.

HIGH CHLORESTOROL

Symptoms of high cholesterol usually are rare. High cholesterol levels are generally identified from a blood test. The symptoms seen are actually from the end-result of high cholesterol for health issues such as coronary disease, stroke, and peripheral vascular disease.

Let us break each of these down to look at the symptoms in depth.

Coronary Disease

The primary symptom associated with coronary heart disease is called Angina (chest pain). When a person experiences this, they describe a feeling of "pressure", "squeezing", or a general feeling of "someone sitting on their chest."

These symptoms can spread to the jaw, neck, or arm regions of the body and although the primary symptom is the feeling of pressure in the chest region, some individuals experience that feeling of pressure in other areas and not the chest.

In addition to the reported pressure, other symptoms can include nausea, shortness of breath, sweating, lightheadedness or dizziness, and heart palpitations.

Angina can be directly correlated to coronary heart disease and should be taken seriously. However, there are other stressors such as over-exertion, high-level of emotion, or even after eating a huge meal to be considered. In these circumstances a short period of rest, five minutes or so, will reduce or eliminate the symptoms. Again, if you have any of these symptoms, it is better to be checked out by a physician than to assume everything is fine.

Stroke

There are four primary symptoms pertaining to a stroke although often times this is a sudden event with little or no warning.

1.  The sudden onset of numbness or weakness of face, arm, or leg, especially on one side of the body
2.  Confusion, difficulty speaking or understanding
3.  Sudden trouble with vision in one or both eyes
4.  Dizziness, loss of balance, lack of coordination

Other symptoms can include:

1.  Nausea and/or vomiting
2.  Fever
3.  Fainting, convulsions, and even coma

Peripheral Vascular Disease

This is a disease consisting of the blood vessels. Arteries that carry blood to your extremities become narrow or clogged. The outcome is that the blood flow is slowed or stopped completely.
The primary symptoms of this disease are:

1.  Numbness and/or tingling in the lower extremities
2.  A cold sensation in the lower extremities
3.  Open sores or ulcers on the lower extremities that do not heal normally

The good news is that research conducted in the U.S. and other countries prove that there several effective natural herbs and supplements that may help lower LDL and raise HDL or "good" cholesterol. Although some of the studies were done only in lab settings.

Having several different avenues for lowering cholesterol is important since the causes of high cholesterol levels are wide and varied by person to person. Natural remedies such as Guggul, Pantethine, Policosanol, Curcumin, and Beta-Sitosterol are just a few supplements that are easily available at low cost compared to prescribed drugs.

Other Means of Lowering Cholesterol

One such study is being conducted by Dr. Nicolas Duverger of Gencell in France along with Dr. Caroline Desurmont of Institut Pasteur in Paris. They are conducting studies using gene therapy as a means of not only reducing high cholesterol, but also eliminating the fatty plaques associated with "hardening of the arteries."

Completive Business Conditions and Methods of Competition

The market for natural and organic products/supplements continues to explode. In the US alone American shoppers spent $51 billion on natural and organic products in 2005 according to the Natural Foods Merchandiser the industry’s leading publication.

Natural products sales increased 9.1 percent across all retail and direct-to-consumer sales channels. Most sales -- 80.9 percent -- came from the natural retailing and mass market channels. In natural products stores, food sales grew 12.1 percent, and all but one of the food categories tracked by NFM had double-digit growth. Organic food sales grew 15.7 percent. Supplements sales rose 8.2 percent, and natural personal care sales increased 12.1 percent. For the first time since 1999, natural products retailers saw double-digit growth at 10.9 percent for $25.5 billion in sales. Natural products retailers outpaced all other channels but the Internet, which had 17.7 percent growth and reached $558 million in sales. The largest sales categories in natural products stores were vitamins, $3.1 billion; produce, $2.97 billion; packaged grocery, $2.48 billion; and personal care, $2.35 billion. Organic produce sales in natural products stores were worth $2.14 billion followed by organic packaged grocery at $1.36 billion.

There are numerous factors driving and supporting this growth; including scientific discoveries, nutrient breakthroughs, changing lifestyles and demographics, rising obesity, and a desire for wellness personalization. The U.S. population is undergoing a dramatic shift in demographics, as household sizes change, the population ages and the number of minorities increases. One of the key factors is catering to the aging population. As a growing number of the 78 million strong baby boomer generation is more focused on preventing certain health conditions, and is more likely than other generations to increase consumption of healthy foods and beverages, and avoid problematic ingredients such as sodium and sugar.

On the other end of the age spectrum, opportunity will arise for new products targeting the increasing number of 20-somethings who are just starting out on their own and are far more adventurous in food choices.

The U.S. nutritional supplements retail industry is a large and highly fragmented industry. In 2004, no single industry participant accounted for more than 10% of total industry sales. We compete primarily against other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and mail order companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do.

We believe that R&M Online will have several advantages over traditional retail outlets. The most important advantage for our model is the physical experience. When going into a physical outlet the consumer is faced with a daunting selection. Products and supplements are arranged by type not by benefit many times leaving the customer with an overwhelming array of products to choose from. Since education is a critical part of the buying process R&M Online has a distinct advantage in that products are arranged by benefit to the consumer such as increased energy level, concentration, or circulation. This helps the consumer go directly to the area of interest and receive the proper education materials to make an informed and confident decision. In addition, R&M preserves capital because the company does not have to inventory product or be constrained by a physical footprint. Overhead is limited to hosting and maintenance of the site, database, and transaction engines. This places the company emphasis primarily on marketing efforts. This model has proven successful in other consumer focused categories on the internet.

Marketing Plan

There are two components to the marketing plan. The first is the external focus to attract customers and drive traffic to the site. The second to create membership, loyalty and referral programs once the consumer has arrived at the site.

External Marketing

R&M will focus most of the external marketing efforts on search engine optimization, with specific efforts focused on the characteristics of Google the most popular and successful search engine. The dynamics of search engine optimization (SEO) have changed dramatically in the last few years. In the early 2000’s, search engines have veered away from reliance on meta tags since many web sites used inappropriate meta keywords or a technique known as keyword stuffing, in order to increase their search engine ranking. Some search engines still take meta tags into consideration when delivering results, though most of the major search engines ignore them. Organic search engines such as Google and Yahoo now use up to 100 different criteria to rank the listings on it’s search engine results pages (SERP’s). In order to achieve prime results on the SERP’s R&M will purchase Google Adwords and links from partner affiliate sites that ensure strong positioning in our niche market. In contrast, many businesses try to optimize their sites for large numbers of highly specific keywords that indicate readiness to buy. Overly broad search optimization can hinder marketing strategy by generating a large volume of low-quality inquiries that cost money to handle, yet result in little business. Focusing on desirable traffic generates better quality sales leads, resulting in more sales. Search engine optimization can be very effective when used as part of a smart niche marketing strategy. Goals of the program;

Referral Program

R&M Online customers receive ongoing incentives to refer their friends and associates to the site. It is important to keep in mind that particularly with LOHAS consumers since they are “values” driven they tend to share information within their community of associates. Customers will receive incentives to refer their friends directly at the site and from informational emails they receive from R&M Online.

Membership Program

All visitors to the R&M Online site will be given incentives to join a membership program. This is a very valuable demographic so acquiring additional information to build the database will become a company asset.

Automatic Order Renewals

One of the keys to beginning any new lifestyle regimen is maintaining consistency and developing a habit. One of the options of membership to R&M Online is automatic order renewals that save the customer time and money. Renewal options are offered in 3, 6, and 12 month increments. The longer the extension of the program the greater the discount the customer receives. It is anticipated this program will be very popular since customers are making a lifestyle commitment and not a one off purchase.

Survey Tool

Most sites currently available on the internet are just basic virtual storefronts, some with limited information. R&M Online will be far more interactive by using a survey tool that will help direct customers to the products and supplements based suited for them based on lifestyle questions.

Compliance with Government Regulation

Our products are vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, FTC, the DOA and the EPA. These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Additional regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to us. The FDA may determine that a particular statement of nutritional support on our products, or that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim,” or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. Any such regulatory determination would prevent us from marketing particular products or using certain statements on our products which could adversely affect our sales of those products. The FDA also could require us to remove a particular product from the market.

We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly and could have a material adverse effect on our business, financial condition and results of operations.

Employees

Our President, Randy Weston, is currently our only employee. Mr. Weston devotes 5 to 10 hours per week to our business affairs. We do not have any full time employees.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have neither formed, nor purchased any subsidiaries since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Operating Budget

For the fiscal year beginning November 30, 2006

Rent	$375.00
Legal	$4,800.00
Accounting	$4,500.00
Product procurement	$1,200.00
Business Plan	$1,100.00
Website Development	$4,600.00
Advertising	$3,600.00
$20,175.00

Operating Objectives For The Fiscal Year Beginning November 30, 2006

During the first and second quarters of our first full fiscal year, we will focus on acquiring various private label brands and other unique products to give us a necessary competitive advantage as well as developing our website and related infrastructure and establishing our initial network of advertisers and affiliates. During the third quarter, we expect to focus heavily on the development of our website while continuing to build our network of advertisers and affiliates. We plan to go online with our website and begin experiencing revenue by end of the fiscal year. The following is a schedule of our business development goals for the current fiscal year:

By end of second quarter:
1 to 3 future website advertiser/ affiliate relationships established; advanced discussions regarding supply agreement for some private label products to be offered on the website in addition to planned brand-name products; website development underway

By end of third quarter:	4 to 6 total website advertiser/ affiliate relationships established; supply agreement reached regarding private label products; website development in beta testing

By end of fourth quarter:	RM Online Health website online; sales revenues begin

Liquidity and Capital Resources

As of November 30, 2006, we had cash of $23,995 and working capital of $17,345. Our cash on hand will allow us to cover our anticipated expenses for the fiscal year beginning November 30, 2006, but will not be sufficient to fund operations beyond the current fiscal year and will not be sufficient to pay any significant unanticipated expenses. We currently do not have any operations and we have no income. We will require additional financing to sustain our business operations if we are not successful in earning substantial revenues within the fiscal year beginning November 30, 2006. We currently do not have any arrangements for financing and we may not be able to obtain financing when required.

We have not attained profitable operations and may be dependent upon obtaining financing to pursue our long-term business plan. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Results of Operations for Fiscal Year Ending November 30, 2006

We did not earn any revenues from inception through the fiscal year ending November 30, 2006. We do not anticipate earning revenues until active operation of our web site is launched in the fourth quarter of the fiscal year beginning November 30, 2006. We are presently in the development stage of our business and we can provide no assurance that we will produce significant revenues from the sale of our products on the Internet or from advertising on our website, or if revenues are earned, that we will be profitable.

We incurred operating expenses in the amount of $10,340 from our inception on March 28, 2006, through the remainder of the fiscal year ending November 30, 2006. Our operating expenses from inception through November 30, 2006 included incorporation costs in the amount of $375, office, accounting, rent and administration expenses in the amount of $9,215, and legal costs in the amount of $750. We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking development of our website and related activities and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Off Balance Sheet Arrangements

As of November 30, 2006, there were no off balance sheet arrangements.

Expected Changes In Number of Employees, Plant, and Equipment

We do not have plans to purchase any physical plant or any significant equipment or to change the number of our employees during the next twelve months.

Description of Property

We do not own or lease any real property.

Corporate Offices

Mr. Weston works from his office located in his home.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty (30) holders of record of our common stock.

Rule 144 Shares

None of our common stock is currently available for resale to the public under Rule 144.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 14,100 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under the 1934 Act. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation
Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randy Weston	2006 2005	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Randy Weston	0	0	0	0	0	0	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randy Weston	0	0	0	0	0	0	0

We do not pay to our directors or officers any salary or consulting fee.

We do not pay to our director any compensation for serving as a director on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Financial Statements

Index to Financial Statements:

1.	Audited consolidated financial statements for the fiscal year ended November 30, 2006 including:

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
RM Health International, Inc. (A Development Stage Company)
Henderson, Nevada

We have audited the accompanying balance sheet of RM Health International, Inc. (A Development Stage Company), as of November 30, 2006, and the related statements of operations, stockholders’ equity and cash flows from March 28, 2006, through November 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RM Health International, Inc. (A Development Stage Company), as of November 30, 2006 and the results of its operations and its cash flows from March 28, 2006, through November 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since March 28, 2006 (inception) resulting in an accumulated deficit of $10,340 as of November 30, 2006, and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
January 31, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

RM HEALTH INTERNATIOINAL, INC.
(A Development Stage Company)
BALANCE SHEET
November 30, 2006
(Stated in US Dollars)

2006
ASSETS
Current
Cash	$23,995

$23,995

LIABILITIES
Current
Accounts payable and accrued liabilities	$3,650
Due to related party - Note 4	3,000

6,650

STOCKHOLDERS’ EQUITY
Capital stock - Note 3
75,000,000 shares authorized, $0.001 par value
6,759,300 shares issued and outstanding	6,759
Additional paid-in capital	20,926
Deficit accumulated during the development stage	(10,340)
17,345
$23,995
Nature and Continuance of Operations - Note 1

The accompanying notes are an integral part of these financial statements

RM HEALTH INTERNATIOINAL, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
for the period March 28, 2006 (Inception) to November 30, 2006
(Stated in US Dollars)

	March 28, 2006 (Inception) to November 30, 2006
Expenses
Accounting and audit fees		$5,900
General and Administrative		315
Legal		750
Organization costs		375
Rent		3,000

Net loss for the period		$(10,340)

Basic loss per share	$	(0.001)

Weighted average number of shares outstanding		5,366,114

The accompanying notes are an integral part of these financial statements

RM HEALTH INTERNATIOINAL, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
for the period March 28, 2006 (Inception) to November 30, 2006
(Stated in US Dollars)

March 28, 2006 (Inception) to November 30, 2006
Operating Activities
Net loss for the period	$(10,340)

Change in non-cash working capital items

Accounts payable and accrued liabilities	3,650

(6,690)

Financing Activities
Increase in due to related party	3,000
Proceeds from issuance of common stock	27,685

30,685

Increase in cash during the period	23,995

Cash, beginning of the period	-

Cash, end of the period	$23,995

Supplementary disclosure of cash flow information:
Cash paid for:
Interest	$-
Income Taxes	$-

The accompanying notes are an integral part of these financial statements

RM HEALTH INTERNATIOINAL, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
for the period March 28, 2006 (Inception) to November 30, 2006
(Stated in US Dollars)

	Common Shares		Common Shares	Deficit Accumulated During the Development
	Number	Par Value	Subscription	Stage	Total

Balance, March 28, 2006 (Inception)	-	$-	$-	$-	$-
Issued for cash:
Common stock April, 2006 - at $0.001	3,200,000	3,200	-	-	3,200
Common stock May, 2006 - at $0.005	1,950,000	1,950	7,800	-	9,750
Common stock July, 2006 - at $0.005	1,575,000	1,575	6,300	-	7,875
Common stock July, 2006 - at $0.20	22,500	22	4,478	-	4,500
Common stock August, 2006 - at $0.20	11,800	12	2,348	-	2,360
Net loss for the period	-	-	-	(10,340)	(10,340)

Balance, November 30, 2006	6,759,300	$6,759	$20,962	$(10,340)	$17,345

The accompanying notes are an integral part of these financial statements

RM HEALTH INTERNATIOINAL, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2006
(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada, United States of America on March 28, 2006 and its fiscal year end is November 30. The Company is involved in sales and distribution of natural health and supplemental products through Internet.

These financial statements have been prepared on a going concern basis. The Company has a working capital of $17,345, and has accumulated deficit of $10,340 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that the company will be able to continue as a going concern. Management plans to continue to provide for its capital needs by the issuance of common stock and related party advances. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Note 2	Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Development Stage Company

The Company complies with Financial Accounting Standard Board Statement (“FAS”) No. 7 and The Securities and Exchange Commission Act Guide 7 for its characterization of the Company as development stage.

Note 2	Summary of Significant Accounting Policies - (cont’d)

Impairment of Long-lived Assets

Capital assets are reviewed for impairment in accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, which was adopted effective January 1, 2002. Under FAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, since the functional currency of the Company is U.S. dollars, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and furniture and equipment are translated by using historical exchange rates. Any re-measurement gain or loss incurred is reported in the income statement.

Net Loss per Share

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive losses per share reflects the potential dilution of securities that could share in the losses of the Company. Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Stock-based Compensation

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly no stock-based compensation has been recorded to date.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FAS No. 109 “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments consisting of cash, accounts payable and accrued liabilities, agreement payable and due to related party approximate their carrying value due to the short-term maturity of such instruments. Unless otherwise noted, it is management’s opinion

Note 2	Summary of Significant Accounting Policies - (cont’d)

Fair Value of Financial Instruments - (cont’d)

that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  Management is currently evaluating the impact, which the adoption of this standard will have on the Company’s financial statements.

In June 2006, the FASB issued FASB Interpretation Number 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109."  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes."  This Interpretation is effective for fiscal years beginning after December 15, 2006. The company is currently assessing the effect of this Interpretation on its financial statements.

Note 3	Capital Stock

The total number of common shares authorized that may be issued by the Company is 75,000,000 shares with a par value of one tenth of one cent ($0.001) per share and no other class of shares is authorized.

During the period from March 28, 2006 (Inception) to November 30, 2006, the Company issued 6,759,300 shares of common stock for total proceeds of $27,685.

To November 30, 2006, the Company has not granted any stock options and has not recorded any stock-based compensation.

Note 4	Related Party Transactions

The President of the Company provides office rent to the Company. The rent is valued at $375 per month. During the period ended November 30, 2006 office rent of $3,000 was charged to operations.

Note 5	Income Taxes

The significant components of the Company’s deferred tax assets are as follows:

2006
Deferred Tax Assets
Non-capital loss carryforward	$1,551
Less: valuation allowance for deferred tax asset	(1,551)
$-

There were no temporary differences between the Company’s tax and financial bases that result in deferred tax assets, except for the Company’s net operating loss carryforwards amounting to approximately $10,340 at November 30, 2006 which may be available to reduce future year’s taxable income.

These carryforwards will expire, if not utilized, commencing in 2026.  Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company’s limited operating history and continuing losses. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosures

We have had no changes in or disagreements with our accountants on accounting and financial disclosures.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$76.17
Federal Taxes	$	zero
State Taxes and Fees	$	zero
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000
Total		$26,076.17

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales of Unregistered Securities

We closed an issue of 3,200,000 shares of common stock on April 21, 2006 to Mr. Randy Weston, our president, CEO, and sole director. Mr. Weston acquired these shares in exchange for $3,200 at a price of $0.001 per share. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising.

We completed an offering of 3,525,000 shares of our common stock at a price of $0.005 per share to a total of fifteen (15) purchasers on July 17, 2006. The total amount we received from this offering was $17,625. We completed an offering of 34,300 shares of our common stock at $0.20 per share to a total of fourteen (14) purchasers on August 28, 2006. The total amount we received from this offering was $6,860. The identity of the purchasers from both offerings is included in the selling shareholder table set forth above. We completed both of the offerings pursuant Rule 504 of Regulation D of the Securities Act of 1933.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Ronald Serota, Esq., with consent to use
23.1	Consent of Moore & Associates, Chtd.

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

  (a) If the Company is relying on Rule 430B:

  i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada, on February 2, 2007.

RM HEALTH INTERNATIONAL, INC.
By:	/s/ Randy Weston
Randy Weston President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy Weston as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:
/s/ Randy Weston Randy Weston President, Chief Executive Officer, Chief Financial Officer, Principal , Accounting Officer and Director February 2, 2007